Exhibit 99.1

LAFARGE 2007

EMPLOYEE STOCK PURCHASE PLAN

LAFARGE S.A.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

Purpose and Intent

1.1 Purpose. The Lafarge S.A. Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby Employees of Lafarge N.A. and its participating subsidiaries will have an opportunity to acquire a proprietary interest in Lafarge S.A., through the purchase of American Depository Shares which are traded on the New York Stock Exchange or Common Shares which are traded on the Euronext Paris.

1.2 Intent. This Plan document is intended to satisfy the requirements of Code Section 423. The terms of the Plan will be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423.

1.3 Effectiveness. The Effective Date of the Plan shall be August 1, 2007, provided the Plan is approved by the shareholders of Lafarge S.A. within 12 months before or after the date of its adoption.

ARTICLE II.

Definitions

2.1 “Account” means an account established by a Participating Company in the name of a Participant to record the amount accumulated for the Participant as a result of deductions from the Participant’s paycheck and any lump sum payments made in accordance with Section 5.4 for the purpose of purchasing American Depository Shares or Common Shares under the Plan.

2.2 “Administrative Agent” means Computershare Trust Company, Inc. or, with respect to Participating Companies located in Canada, Computershare Trust Company of Canada, or such other stock brokerage firm(s) or other entity or entities, if any, designated by the ESPP Committee to establish accounts for purposes of holding shares purchased by Participants under the Plan.

2.3 “American Depository Shares” means the American Depository Shares of Lafarge S.A. which are traded on the New York Stock Exchange, each of which represents one-fourth of one Common Share deposited with the Depository or such other number of Common Shares as may be represented by American Depository Shares from time to time. The American Depository Shares are evidenced by American Depository Receipts.

2.4 “Board” means the Board of Directors of Lafarge N.A.

2.5 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.6 “Common Shares” means the ordinary shares, par value €4 per share, of Lafarge S.A., as traded on the Euronext Paris.

2.7 “Compensation” means the cash remuneration payable by a Participating Company to a Participant for personal services rendered to the Participating Company including overtime, commissions, and bonuses paid pursuant to an established written bonus plan or program, but excluding allowances, deferred compensation payments and any other extraordinary remuneration.

2.8 “Currency Exchange Rate” means the New York foreign currency exchange rate as reported in the Wall Street Journal for a specified date, or, if the Wall Street Journal is not published for that date, the exchange rate as published by the European Central Bank for the specified date.

2.9 “Depository” shall mean Morgan Guaranty Trust Company of New York as depository pursuant to the Deposit Agreement dated July 18, 2001, among Lafarge S.A., the Depository (or any successor thereto) and all owners and beneficial owners from time to time of American Depository Receipts issued thereunder.

2.10 “Effective Date” is defined in Section 1.3.

2.11 “Eligible Employee” means an Employee of a Participating Company, other than an Employee whose customary employment is 20 or fewer hours per week or not more than 5 months in any calendar year.

2.12 “Employee” means any person employed by a Participating Company. For purposes of the Plan, the employment relationship will be treated as continuing while the individual is on an approved leave of absence. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to be terminated for purposes of the Plan on the 91st day of such leave.

2.13 “Enrollment Agreement” means an agreement in a form, which may include an electronic form if permitted under applicable laws, established by the ESPP Committee from time to time, pursuant to which an Eligible Employee elects to participate in the Plan, or elects changes with respect to participation as permitted under the Plan.

2.14 “Enrollment Period” means the period of time before the beginning of an Offering, as prescribed by the ESPP Committee, during which an Eligible Employee may enroll and become a Participant in the Plan.

2.15 “ESPP Committee” means the Lafarge N.A. Administrative Committee or such other committee as may be designated by the Board as described in Section 9.1.

2.16 “Euronext Paris” means Euronext Paris S.A.

2.17 “Fair Market Value” means the closing price per share of the American Depository Shares on the New York Stock Exchange or of the Common Shares on the Euronext Paris.

2.18 “Holding Period” means the period of time, if any, following the Purchase Date during which the American Depository Shares or Common Shares may not be sold, certificated, pledged, or otherwise transferred by the Participant. The Holding Period may be established by the ESPP Committee, in its discretion, with respect to any Offering, and may apply to all or a designated portion of the American Depository Shares or Common Shares purchased by each Participant in the Offering, subject to Section 11.1.

2.19 “Lafarge N.A.” means Lafarge North America Inc., a Maryland corporation.

2.20 “Lafarge S.A.” means Lafarge S.A., a société anonyme organized under the laws of France, or a successor thereto.

2.21 “Offering” means an offer extended to Eligible Employees to purchase American Depository Shares or Common Shares on the last Trading Day of an Offering Period through participation in the Plan.

2.22 “Offering Date” means the first Trading Day of an Offering Period.

2.23 “Offering Period” means the period of time established by the ESPP Committee from time to time for an Offering, beginning on the Offering Date and extending for the specified period of time; provided, however, that under no circumstances will any Offering Period exceed 27 months or such other period as may be required under Code Section 423(b)(7).

2.24 “Participant” means an Eligible Employee who elects to participate in the Plan pursuant to Section 5.1.

2.25 “Participating Company” means any foreign or domestic Subsidiary of Lafarge S.A. that has been designated by the ESPP Committee as a Participating Company in the Plan. The Subsidiaries that are Participating Companies in the Plan are listed on Schedule A, and the ESPP Committee shall have the authority in accordance with Section 10.2 to amend Schedule A from time to time to designate new Subsidiaries to be Participating Companies hereunder.

2.26 “Plan” means this Lafarge S.A. Employee Stock Purchase Plan.

2.27 “Purchase Date” means the last Trading Day of an Offering Period.

2.28 “Purchase Price” means the exercise price established by the ESPP Committee with respect to a specific Offering; provided, however, that the Purchase Price may not be less than the lesser of (i) 85% of the Fair Market Value of the American Depository Shares or Common Shares on the Offering Date or (ii) 85% of the Fair Market Value of the American Depository Shares or Common Shares on the Purchase Date. Subject to the foregoing, the ESPP Committee may establish the Purchase Price with reference to the Fair Market Value of the American Depository Shares or Common Shares (or a specified percentage thereof) on one or more dates during the Offering Period, but it need not be established with reference to Fair Market Value on both the Offering Date and the Purchase Date.

2.29 “Share Account” means an account established and maintained by the Administrative Agent to hold the American Depository Shares or Common Shares purchased pursuant to this Plan for and on behalf of a Participant.

2.30 “Subsidiary” means any corporation that is in an unbroken chain of corporations beginning with Lafarge S.A. if, at the time of the granting of a right to purchase American Depository Shares or Common Shares, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

2.31 “Trading Day” means a day on which the New York Stock Exchange is open for trading with respect to American Depository Shares or the Euronext Paris is open for trading with respect to Common Shares.

ARTICLE III.

Offering Terms and Conditions

3.1 ESPP Committee to Establish Offering Terms and Conditions. The ESPP Committee will establish the terms and conditions of each Offering in accordance with the terms of the Plan, including:

(a) the Enrollment Period;

(b) the Offering Period;

(c) the minimum and maximum dollar limit on shares, the minimum and maximum number of American Depository Shares or Common Shares or other minimum and maximum with respect to shares that may be purchased with respect to the Offering for each Participant; provided, however, that if a minimum or maximum dollar value or limit is computed in United States dollars, an equivalent amount will be computed in accordance with the Currency Exchange Rate; provided, further, that the maximum dollar limit or number of shares will be established so as not to exceed the limitations under Section 4.2;

(d) the Purchase Price;

(e) the methods of payment (payroll deductions and/or lump sum payments) that will be made available in connection with an Offering; provided, however, that unless otherwise specified by the ESPP Committee, payroll deductions will be the sole means of accumulating funds in a Participant’s Account;

(f) the Holding Period, if any;

(g) whether to permit excess payments under Section 6.3 to be carried forward to a subsequent Offering Period;

(h) to the extent necessary, the date of determination of exchange for amounts that are other than in United States dollars or, if applicable, Euros; and

(i) such other terms, conditions, limitations or procedures as the ESPP Committee determines to be advisable with respect to an Offering Period.

3.2 Consistency; Change in Terms and Conditions. The terms and conditions of each Offering will be applied consistently to all Eligible Employees with respect to the Offering. Once the terms and conditions are established with respect to an Offering, they will remain in effect with respect to subsequent Offerings unless expressly changed by the ESPP Committee.

ARTICLE IV.

Eligibility

4.1 General. Except as provided in Section 4.2, an Eligible Employee will be eligible to enroll and participate in the Plan for a specified Offering if he or she (a) is an Employee of a Participating Company on the Offering Date for the Offering and (b) continuously meets any other eligibility requirements under the Plan or as specified by the ESPP Committee through the Purchase Date for that Offering.

4.2 Limitations. Notwithstanding anything herein to the contrary, (a) no Eligible Employee will be granted a right to purchase American Depository Shares or Common Shares under the Plan if the Employee, immediately after the grant, would own shares representing 5% or more of the total combined voting power or value of all classes of shares of the Participating Company that employs the Employee or of its parent or subsidiary corporations, determined in accordance with Code Sections 423(b)(3) and 424(d), and (b) no Eligible Employee will be granted a right to purchase American Depository Shares or Common Shares under the Plan that would cause his or her rights to purchase shares under all “employee stock purchase plans” of the Participating Company that employs the Employee and its parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of the shares (determined at the time the right to purchase is granted) for each calendar year in which the right to purchase is outstanding at any time, determined in accordance with Code Section 423(b)(8).

ARTICLE V.

Participation

5.1 Initial Enrollment Required; Automatic Re-Enrollment. An Eligible Employee may elect to become a Participant in an Offering by completing an Enrollment Agreement made available by the ESPP Committee (or its designee) and submitting it to the ESPP Committee (or its designee) during the Enrollment Period related to the Offering. If the Enrollment Agreement is submitted after the close of the Enrollment Period related to an Offering, it will be effective for the next following Offering. At the end of each Offering each Participant who continues to be eligible to participate pursuant to Section 4.1 will be automatically re-enrolled in the next Offering using the same elections as in effect for the prior Offering, unless the Participant completes a new Enrollment Agreement during the Enrollment Period for the next Offering. Notwithstanding the foregoing, the ESPP Committee may require Participants to complete new Enrollment Agreements at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

5.2 Grant of Right to Purchase. Upon the Offering Date, each Participant will be granted the right to purchase at the Purchase Price a specified dollar amount or number of American Depository Shares or Common Shares not exceeding the maximum limit on shares or other limit permitted to be purchased under Section 3.1(c).

5.3 Payroll Deductions. If the ESPP Committee has authorized payroll deductions in connection with an Offering, the following provisions will apply:

(a) Authorization. Each Participant’s Enrollment Agreement will authorize payroll deductions each payroll date in the manner determined by the ESPP Committee, which deductions will be equal to a whole dollar amount or percentage of the Participant’s Compensation, but not more than the amount required to pay the Purchase Price under the right to purchase American Depository Shares or Common Shares granted under Section 5.2. Payroll deductions will begin as soon as administratively feasible following the Offering Date and will continue until the Participant ceases to be an Employee unless (i) the Participant ceases payroll deductions as provided in Section 5.3(b) or (ii) participation is earlier withdrawn as provided in Section 7.1.

(b) Cessation of Payroll Deductions. A Participant may instruct the ESPP Committee (or its designee) to cease payroll deductions, which will be effective on the first payroll date occurring at least 15 days (or such other period as specified by the ESPP Committee) after notice to cease deductions is delivered to the ESPP Committee (or its designee). Notice will be provided by the Participant in a manner consistent with the procedures specified by the ESPP Committee. A Participant who has ceased payroll deductions may elect to: (i) receive a refund, in which case the Participant will be deemed to have withdrawn from the Offering in accordance with Section 7.1 or (ii) have his or her Account maintained through the Purchase Date, at which time the amounts accumulated in the Participant’s Account will be used to pay the Purchase Price upon exercise of the right to purchase American Depository Shares or Common Shares under the Offering.

5.4 Lump Sum Payments. To the extent that the ESPP Committee authorizes lump sum payments pursuant to Section 3.1(e), a Participant who elects to pay the Purchase Price (or any portion thereof) by lump sum may tender payment to the Participating Company that employs the Participant at the time and in the manner specified by the ESPP Committee, provided that the time of payment is not later than the Purchase Date.

ARTICLE VI.

Purchase of Stock

6.1 Participants’ Accounts. Any amounts withheld as payroll deductions from a Participant’s Compensation during an Offering Period will be allocated to the Participant’s Account, to which balance will be added any lump sum payment amounts tendered by the Participant under Section 5.4 (to the extent permitted by the terms of a particular Offering). No interest will be paid or allowed on any amounts allocated to the Accounts of Participants, except to the extent payment of interest on such amount is required by the laws of any applicable jurisdiction.

6.2 Exercise of Right to Purchase American Depository Shares or Common Shares on Purchase Date.

(a) If a Participant has not withdrawn from participation in an Offering on the Purchase Date, the Participant’s right to purchase American Depository Shares or Common Shares in connection with the Offering will be exercised automatically by applying all amounts accumulated in the Participant’s Account, plus any additional amount required to purchase the American Depository Shares or Common Shares paid by the Participating Company that employs the Participant on the Purchase Date, to the purchase of American Depository Shares or Common Shares at the Purchase Price for and on behalf of the Participant, subject to applicable limitations under Section 6.4. American Depository Shares or Common Shares purchased in an Offering will be allocated to the Participants’ Share Accounts as provided in Section 6.5.

(b) Lafarge S.A., in its discretion, will determine whether American Depository Shares or Common Shares will be purchased by Participants in each Offering.

(c) Fractional shares of American Depository Shares or Common Shares (as applicable) will be allocated to Participants under the Plan.

(d) The Participating Company that employs a Participant on a Purchase Date will have the obligation to pay an amount which, when added to the Purchase Price, will be sufficient to purchase the Participant’s American

Depository Shares or Common Shares on the Purchase Date. In the event that American Depository Shares or Common Shares to be delivered upon exercise of a right to purchase under the Plan consist of reacquired American Depository Shares or Common Shares as provided in Section 8.1, any amount paid to reacquire such shares in excess of the amount accumulated in a Participant’s Account will be paid by the Participating Company that employs the Participant on the Purchase Date.

6.3 Excess Payments. Except as described herein, in the event that the sum of a Participant’s accumulated payroll deductions and, if applicable, any lump sum payment tendered under Section 5.4 exceeds the amount applied to the purchase of American Depository Shares or Common Shares on the Purchase Date under Section 6.1, the excess over the aggregate Purchase Price of American Depository Shares or Common Shares will be refunded to the Participant within 60 days of the Purchase Date. The ESPP Committee may, in establishing the terms of an Offering as described in Section 3.1, provide that excess amounts accumulated in Participants’ Accounts will be applied for the purchase of American Depository Shares or Common Shares in a subsequent Offering, provided that such application complies with Code Section 423.

6.4 Limitation. If on any Purchase Date the total number of shares to be purchased would cause the aggregate number of American Depository Shares or Common Shares delivered under the Plan to exceed the total number of American Depository Shares or Common Shares then available for delivery under the Plan, then the number of shares to be purchased on the Purchase Date by any Participant will be reduced pro-rata based on the number of shares for which the Participant’s right to purchase American Depository Shares or Common Shares would have been exercised, so that the number of shares purchased by all Participants equals the number of remaining available shares.

6.5 Delivery of Shares. Following the end of each Offering the number of American Depository Shares or Common Shares purchased by each Participant will be allocated to a Share Account established and maintained by the Administrative Agent for the benefit of the Participant.

6.6 Shareholder Rights. No Participant will have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with the Plan and the American Depository Shares or Common Shares have been allocated to the Participant and recorded on the share records of Lafarge S.A. Subject to Section 6.7, upon being purchased, allocated and recorded, a Participant will acquire all the rights and privileges of a holder of American Depository Shares or Common Shares in Lafarge S.A. with respect to the American Depository Shares or Common Shares purchased by him or her, including the right to direct the vote of the shares on any matter for which the record date for voting is on or after the Purchase Date and the right to receive any dividend for which the record date is on or after the Purchase Date. These rights will be subject to the customary terms and conditions applicable to shares held for customers in a brokerage account, except as otherwise provided by the ESPP Committee.

6.7 Transfer and Forfeiture. No Participant may sell, certificate, pledge or otherwise transfer the American Depository Shares or Common Shares acquired by him or her under the Plan until after the expiration of the applicable Holding Period, if any, except as permitted under the Offering terms or rules adopted by the ESPP Committee. Shares purchased under the Plan are non-forfeitable.

6.8 Removing Shares from the Share Account. After a period of two years following the Purchase Date for an Offering with respect to a Participant who is subject to United States income tax and after the Holding Period for an Offering with respect to all other Participants, the Participant may remove shares acquired in that Offering from his or her Share Account by (a) directing the sale of such shares; (b) directing the delivery of an American Depository Receipt or a share certificate, as applicable, evidencing the shares; or (c) if the ESPP Committee so permits, transferring the shares to another brokerage account, in each case subject to such rules as the ESPP Committee may establish (which may limit the availability of any of these alternatives so long as some means for removal of shares is provided). In addition, a Participant’s ability to remove shares from the Share Account and subsequent transactions in shares may be restricted by the ESPP Committee for administrative reasons, may be conditioned upon the Participant’s agreement to promptly disclose his or her subsequent sales or dispositions of the shares and the terms thereof, and will be subject to Lafarge S.A.’s securities compliance and insider trading rules and its code of conduct. Shares that are sold, shares for which American Depository Receipts or share certificates are delivered (other than to the Administrative Agent or its nominee) or shares that are transferred to another brokerage account will no longer be deemed held for a Share Account.

6.9 Dividends. With regard to dividends declared and paid on American Depository Shares or Common Shares held in a Participant’s Share Account at the record date for such dividends, such dividends will be reinvested in additional American Depository Shares or Common Shares. Such dividend reinvestment purchases shall be made from Lafarge S.A. or in the open market on such terms and conditions as may be approved by the ESPP Committee, but in no event will any discount in the purchase price of American Depository Shares or Common Shares provided for under the Plan for regular Plan purchases apply to dividend reinvestment purchases.

ARTICLE VII.

Withdrawal, Termination of Employment and Leave of Absence

7.1 Withdrawal. A Participant, by giving notice to the ESPP Committee (or its designee) at the time and in the manner required by the ESPP Committee, may withdraw from the Plan with respect to a specified Offering. If a Participant withdraws from an Offering: (a) payroll deductions, if any, previously authorized by the Participant will cease, (b) the Participant’s right to purchase American Depository Shares or Common Shares will be cancelled and no shares will be purchased for him or her on the Purchase Date for the Offering, and (c) all amounts accumulated in his or her Account will be refunded to him or her within 60 days after the Purchase Date related to the Offering. A Participant who has instructed the ESPP Committee (or designee) to cease payroll deductions and who, pursuant to Section 5.3(b), receives a refund of the amount accumulated in his or her Account will be deemed to have withdrawn from the Plan for that Offering. A Participant’s withdrawal will not have any effect upon his or her eligibility to participate in any subsequent Offering.

7.2 Termination of Employment; Continuing Eligibility. In the event that a Participant’s employment with a Participating Company terminates for any reason (including disability, retirement or death) or the Participant otherwise ceases to be eligible to participate in the Plan, no further payroll deduction will be made from any Compensation due and owing to the Participant at that time and the Participant will not be required or permitted to make a lump sum payment under the Plan. The amount accumulated in the Participant’s Account will be refunded to the Participant as soon as practicable after the termination date (or ineligibility), or, if the Participant is deceased, to the Participant’s estate within 60 days after the termination date. In this case, the Participant’s right to purchase American Depository Shares or Common Shares in connection with an Offering will terminate at the time of termination of employment or ceasing to be eligible to participate, and no shares may be purchased for the Participant thereafter for any reason. Whether and when a Participant will be deemed to have terminated employment or ceased to be eligible will be determined by the ESPP Committee in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment. A Participant who would violate the limitations set forth in Section 4.2 if his or her right to purchase hereunder were exercised will be treated as a terminated Participant for purposes of this Plan. Transfers of employment between Participating Companies will not be treated as a termination of employment for purposes of the Plan.

7.3 Leave of Absence. The ESPP Committee may adopt rules governing Participants who take a leave of absence in excess of 90 days (without a statutory or contractual right to return) or who have other changes in employment status not otherwise covered by this Section, which rules may specify that the Participants’ participation may be limited or terminated (subject to the explicit terms of the Plan and the requirements of Code Section 423).

ARTICLE VIII.

American Depository Shares or Common Shares

8.1 Maximum Number of Shares Subject to Plan. The maximum number of American Depository Shares that may be purchased pursuant to rights to purchase American Depository Shares granted under the Plan will not exceed a total of 1,400,000, subject to adjustment as provided in Section 8.2. The American Depository Shares or Common Shares to be delivered upon exercise of rights to purchase under the Plan may consist of authorized but unissued American Depository Shares or Common Shares or American Depository Shares or Common Shares previously issued and reacquired by Lafarge S.A. or a Participating Company on behalf of Lafarge S.A. Notwithstanding any provision of this Plan to the contrary, purchases of American Depository Shares or Common Shares for and on behalf of a Participant employed by a Participating Company that is a resident of Canada for purposes of the Income Tax Act (Canada) will be made in the open market.

8.2 Adjustments Upon Changes in American Depository Shares or Common Shares. Subject to any required action by the shareholders of Lafarge S.A. and/or its Board of Directors or a committee thereof, in the event that Lafarge S.A. shall effect a split of the American Depository Shares or Common Shares or declare a dividend payable in American Depository Shares or Common Shares, or in the event the outstanding American Depository Shares or Common Shares shall be combined into a smaller number of shares, the maximum number of American Depository Shares available under the Plan and the maximum number of shares which may be purchased in an Offering Period by a Participant under the Plan will be increased or decreased proportionately. In the event of a reclassification of the American Depository Shares or Common Shares not covered by the foregoing or in the event of a liquidation or reorganization of Lafarge S.A., including a merger, consolidation or sale of assets, the Board will make such adjustments, if any, as it may deem appropriate in the number, Purchase Price and kind of shares that are covered by rights to purchase the American Depository Shares or Common Shares theretofore granted under the Plan or that are otherwise subject to the Plan and the terms and conditions of an Offering, including, without limitation, closing an Offering early and permitting purchase on the last business day of such reduced Offering Period or terminating an Offering and refunding Participants’ Account balances. The provisions of this Section will only be applicable if, and only to the extent that, the application thereof does not conflict with Code Section 423 or any other valid governmental statute, regulation or rule. In the event of a takeover bid, issuer bid (other than a normal course issuer bid) or any other similar transaction being made on the American Depository Shares or Common Shares or in the event that Lafarge S.A. proposes any amalgamation, arrangement or other capital reorganization involving all or substantially all of the Common Shares of Lafarge S.A., at the request of a Participant, the Administrative Agent will release the American Depository Shares or Common Shares being held for such Participant so as to enable the Participant to tender such shares to the takeover bid or issuer bid or participate in such amalgamation, arrangement or other capital reorganization.

8.3 Conditions on Shares. Neither American Depository Shares nor Common Shares will be issued with respect to a right to purchase hereunder unless the exercise of the right to purchase and delivery of such shares complies with all applicable provisions of law, foreign and domestic, including, without limitation, the Securities law of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for Lafarge S.A. with respect to such compliance.

ARTICLE IX.

Administration of the Plan

9.1 ESPP Committee. The Plan will be administered by the ESPP Committee, which will consist of three or more Employees of Lafarge North America Inc. or a Participating Company as designated by the Board. Each member of the ESPP Committee will be appointed by and serve at the pleasure of the Board. The Board will have the sole continuing authority to appoint members of the ESPP Committee both in substitution for members previously appointed and to fill vacancies however caused. The ESPP Committee will designate one of its members as Chairman and will hold meetings at such times and places as it may determine. Each member of the ESPP Committee will be notified in writing of the time and place of any meeting of the ESPP Committee at least two days prior to such meeting, provided that this notice may be waived by an ESPP Committee member. A majority of the members of the ESPP Committee will constitute a quorum and any action taken by a majority of the members of the ESPP Committee present at any duly called meeting at which a quorum is present (or action unanimously approved in writing) will constitute action by the ESPP Committee. The ESPP Committee may appoint a Secretary (who need not be a member of the ESPP Committee) who will keep minutes of its meetings. The ESPP Committee may make such rules and regulations for the conduct of its business as it may determine.

9.2 ESPP Committee Authority. The ESPP Committee will have full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the ESPP Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The ESPP Committee may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. No member of the ESPP Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any right to purchase American Depository Shares or Common Shares granted hereunder.

9.3 Administrative Agent. The ESPP Committee will be responsible for the appointment (and removal) of the Administrative Agent that will perform such duties as may be set forth in the Plan or any agreement between Lafarge S.A. or any Participating Company and the Administrative Agent.

ARTICLE X.

Amendment and Termination of the Plan

10.1 Termination. Subject to the right of the Board of Directors of Lafarge S.A. or the Board to terminate the Plan prior thereto, the Plan will terminate at the earlier of (a) 10 years from the Effective Date or (b) when all of the American Depository

Shares or Common Shares reserved for purposes of the Plan have been purchased. No Offerings may be made after termination of the Plan. Except as provided in Section 1.3, in the event that the Plan is terminated pursuant to this Section prior to the Purchase Date for an Offering Period, the Board shall shorten the Offering Period and establish a new Purchase Date with at least five days notice to Participants. Such new Purchase Date will be the termination date of the Plan.

10.2 Amendment. The Board may alter or amend the Plan but may not without the approval of the shareholders of Lafarge S.A. make any alteration or amendment thereof which operates (a) to increase the aggregate number of American Depository Shares and Common Shares which may be issued under the Plan (other than as provided in Section 8.2) or (b) change the designation of corporations whose Employees may participate in the Plan. No termination or amendment of the Plan will adversely affect the rights of a Participant with respect to an Offering, except with the consent of the Participant or as otherwise provided herein. Notwithstanding the foregoing, the ESPP Committee may, without Board approval or shareholder consent, set the terms and conditions of Offerings in accordance with Article III and amend Schedule A to designate as Participating Companies corporations that become Subsidiaries of Lafarge S.A. after the adoption and approval of the Plan.

ARTICLE XI.

Miscellaneous

11.1 Equal Rights and Privileges. All Participants will have the same rights, responsibilities and privileges with respect to rights to purchase American Depository Shares or Common Shares granted and American Depository Shares or Common Shares purchased under the Plan, (a) except as limited under Section 4.2, (b) except that the amount of American Depository Shares or Common Shares which may be purchased by any Participant under the right to purchase American Depository Shares or Common Shares may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation, of Participants, and (c) except as otherwise may be permitted under Code Section 423.

11.2 Rights Not Transferable. No Participant will be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions accumulated in his or her Account or a right to purchase American Depository Shares or Common Shares or any rights with regard to the exercise of a right to purchase American Depository Shares or Common Shares or rights to receive American Depository Shares or Common Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest will not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. If any such action is taken by the Participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 7.1. During the Participant’s lifetime, only the Participant can make decisions regarding participation in or withdrawal from an Offering under the Plan.

11.3 Tax Obligations. To the extent any (a) grant of a right to purchase American Depository Shares or Common Shares hereunder, (b) purchase of American Depository Shares or Common Shares hereunder, (c) dividends on American Depository Shares or Ordinary Shares or (d) disposition of American Depository Shares or Common Shares purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the ESPP Committee may implement appropriate procedures to ensure that the tax withholding obligations are met. These procedures may include, without limitation, increased withholding from a Participant’s current Compensation, cash payments to a Participating Company by an Employee, or a sale of a portion of the American Depository Shares or Common Shares purchased under the Plan, which sale may be required and initiated by the ESPP Committee. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Participants in the Plan (or in an Offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

11.4 Notices. All notices or other communications by a Participant to the ESPP Committee or its designee for a particular purpose under or in connection with the Plan will be deemed to have been duly given when received by the ESPP Committee or its designee, or when received in the form specified by the ESPP Committee at the location, or by the person, designated by ESPP Committee for the receipt thereof.

11.5 Governmental Regulation. Lafarge S.A.’s obligation to sell and/or deliver its American Depository Shares or Common Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of the shares.

11.6 No Employment/Service Rights. Nothing in the Plan will confer upon any Eligible Employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of a Participating Company, or of any Eligible Employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

11.7 Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Time. Business days for purposes of the Plan are U.S. business days.

11.8 Masculine and Feminine, Singular and Plural. Whenever used herein, a pronoun will include the opposite gender and the singular will include the plural, and the plural will include the singular, whenever the context will plainly so require.

11.9 Governing Law. This Plan and the respective rights and obligations of the Participating Companies and the Participants, except to the extent otherwise provided by applicable federal law, will be construed under the laws of the Commonwealth of Maryland, exclusive of Maryland’s conflict of laws provisions.

IN WITNESS WHEREOF, this Plan is hereby adopted and executed as of the 31st day of July 2007.

LAFARGE S.A.

By:	/s/ Bruno Lafont
Name:	Bruno Lafont
Title:	Chairman and Chief Executive Officer

SCHEDULE A

PARTICIPATING COMPANIES

Lafarge North America Inc.

Lafarge Midwest, Inc.

Lafarge Presque Isle, Inc.

Redland Quarries Inc.

Lafarge Mid-Atlantic, Inc.

Lafarge West, Inc.

Lafarge Southwest, Inc.

Whitestone Supply Co.

Whitestone Supply Co. of Lordstown

Cement Transport, Ltd.

Redland Frontier, Inc.

Systech Environmental Corporation.

Lafarge Canada Inc.

Constructions Lafarge Ltée

Construction Lafarge Québec Ltée

Johnson Concrete & Material Ltd.

Harnden and King Construction Ltd.

IGL Canada (Western) Ltd.

Lafarge Gypsum Canada Inc.

Lafarge Paving & Construction Limited

Lafarge Paving & Construction (Eastern) Limited

Neptune Coring (Western) Ltd.

Pre-Con Inc.

Smelter Bay Aggregates Incorporated

Systech Environmental Canada Inc.

Transportation Systems Management Inc.